Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2017, with respect to the financial statements of Todos-Medical Ltd. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE &CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

June 13, 2017

Certified Public Accountants Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.